Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”), dated as of February 25, 2008, is by and between Proxim Wireless Corporation, a Delaware corporation (“Proxim”), and Robert E. Fitzgerald (“Mr. Fitzgerald”) to resolve certain issues between the parties.

WHEREAS, Mr. Fitzgerald has been employed by Proxim pursuant to an Employment Agreement, dated as of February 9, 2005 (the “Employment Agreement”) between Mr. Fitzgerald and Proxim;

WHEREAS, Mr. Fitzgerald’s employment was terminated effective February 15, 2008 (the “Separation Date”); and

WHEREAS, Mr. Fitzgerald desires to provide Proxim with a Release of any and all claims against Proxim in accordance with Section 7.11 of the Employment Agreement;

NOW THEREFORE, in consideration of the mutual promises made herein, Mr. Fitzgerald and Proxim hereby agree as follows:

1.          Separation Date.  Mr. Fitzgerald and Proxim agree that Mr. Fitzgerald’s last day of employment with Proxim (and all of its affiliated companies) was the Separation Date.  Subject to Mr. Fitzgerald’s right to continue his health insurance under COBRA and except as otherwise specifically contemplated in this Agreement, Mr. Fitzgerald shall not receive or be entitled to any salary, bonus, incentive compensation, severance, or other payments or benefits from Proxim after the Separation Date and Mr. Fitzgerald’s right to participate in all benefits and incidents of employment (including, but not limited to, the accrual of vacation and paid time off) ceased on the Separation Date.  Mr. Fitzgerald agrees to return to Proxim, on or before the date of this Agreement, all property of Proxim, including without limitation all computers, products, samples, documents, papers, records, notes, credit cards, entry cards, access passes, keys, customer information, and computer files.

2.         Payments.

(a)            The parties acknowledge and agree that through the Separation Date, Proxim continued to pay Mr. Fitzgerald at a rate of his base annual salary of Three Hundred Thirty Thousand and 00/100 Dollars ($330,000.00) (less deductions authorized or required by law) in accordance with its normal payroll practices.

(b)            The parties acknowledge and agree that, on the Separation Date, Proxim sent Mr. Fitzgerald a check payable to him for (i) any base salary accrued for services performed prior to the Separation Date but not yet then paid and (ii) his accrued but unused paid time off in the amount of $54,918.28 (less deductions authorized or required by law). Mr. Fitzgerald acknowledges receipt of that check.

(c)            On the Effective Date as described in Section 11 below, Proxim shall pay to Mr. Fitzgerald (i) the sum of Four Hundred Ninety-Five Thousand and 00/100 Dollars (US $495,000.00) (less deductions authorized or required by law), which amount the parties agree is equal to twelve (12) months of salary at Mr. Fitzgerald’s current base salary rate plus a bonus amount calculated at six (6) months of performance at target levels and (ii) his 2007 bonus in the amount of $232,650 (less deductions authorized or required by law).

3.           Stock Options.  Mr. Fitzgerald’s options to purchase Proxim common stock ceased to vest on the Separation Date.  On the Separation Date, all unvested stock options were forfeited.  On that date, the parties agree that Mr. Fitzgerald had vested stock options to purchase the following numbers of shares of Proxim common stock for the following per share exercise prices pursuant to stock option agreements with the following dates:

Date of Agreement	Number of Vested Options	Exercise Price
1/30/04	40,000	$6.99
12/7/04	50,000	$2.72
2/9/05	500,000	$3.34

Mr. Fitzgerald may exercise his vested stock options in accordance with the terms of the appropriate stock option agreement; provided, however, that the vested stock options shall remain exercisable for twelve (12) months after the Separation Date (through February 15, 2009) notwithstanding any shorter period of exercisability set forth in any applicable stock option agreement (but in no event later than the expiration date of the applicable option).  Mr. Fitzgerald acknowledges that incentive stock options will receive the tax treatment afforded to incentive stock options only if exercised within 90 days after the Separation Date (and the other requirements for incentive stock options are satisfied).

4.          Benefits.

(a)            For a period of twelve (12) months after the Separation Date, Proxim shall pay the full premium cost for the following benefit plans:

(i)            coverage for Mr. Fitzgerald and his eligible dependents at their existing level of care under Proxim’s existing or equivalent medical insurance plan; provided, however, that such coverage shall continue at the existing level of care only to the extent then permitted by the terms of such plan or any amended or successor plan;

(ii)            life insurance providing a death benefit of at least Six Hundred Sixty Thousand and 00/100 Dollars ($660,000.00);

(iii)            disability benefits in accordance with Proxim’s then standard disability insurance coverage; and

(iv)            accidental death and dismemberment insurance providing a benefit of up to Six Hundred Sixty Thousand and 00/100 Dollars ($660,000.00).

(b)            To the extent any of the plans described in Section 4(a) above do not permit his continued participation, Proxim shall pay Mr. Fitzgerald a lump sum equal to the economic equivalent of such coverage for the contemplated period of time.

(c)            Notwithstanding the foregoing Sections 4(a) and 4(b), Proxim’s obligation to continue benefits pursuant to Section 4(a) above or to make a payment in lieu of continued benefits pursuant to Section 4(b) above shall cease if and when Mr. Fitzgerald becomes covered under similar plans of a new employer (in which case, Mr. Fitzgerald shall return to Proxim a pro rata portion of any lump sum payment made by Proxim in lieu of continuing the benefits).

5.          Acknowledgement of Receipt of All Other Payments.  Mr. Fitzgerald acknowledges and represents that, other than the payments contemplated in this Agreement, Proxim (or one of its affiliated companies) has paid all salary, wages, bonuses, incentive compensation, accrued vacation, housing allowances, relocation costs, interest, severance, stock, stock options, outplacement costs, fees, commissions, and any and all other benefits and compensation due to Mr. Fitzgerald.  Mr. Fitzgerald acknowledges and represents that Proxim (or one of its affiliated companies) has reimbursed Mr. Fitzgerald for all reimbursable costs and expenses incurred by Mr. Fitzgerald on behalf of Proxim (or one of its affiliated companies) on or before the date of this Agreement.  In the interests of settling these issues with Mr. Fitzgerald, Proxim agrees to pay Mr. Fitzgerald the sum of $12,342.85 for disputed expense reimbursement claims, which payment shall be made on the Effective Date.

6.          General Release of Claims.

(a)            In consideration of the benefits provided to Mr. Fitzgerald described in this Agreement, Mr. Fitzgerald hereby agrees and covenants not to sue and not to make any claims of any kind against Proxim, any of its past and present divisions, subsidiaries, affiliates or related companies, any of the successors or assigns of Proxim or any of these entities, and all past and present directors, officers, employees, shareholders, partners, members, managers, advisors, representatives, attorneys, accountants, and agents of any of the foregoing entities (collectively the “Releasees”) before any court, agency, tribunal, authority or other forum, and Mr. Fitzgerald further agrees to, and hereby does, on behalf of himself and his heirs, executors, administrators, personal representatives and permitted assigns, fully and forever release and discharge the Releasees for and from any and all claims, charges, complaints, lawsuits, damages, contracts and causes of action at law or in equity, of any nature whatsoever, and any and all other actions in any court, agency, tribunal, authority or other forum, in each case whether known or unknown, suspected or unsuspected, accrued or contingent, from the beginning of time up to and including the date of this Agreement, that Mr. Fitzgerald may have against any of them, including, without limitation:

(i)            any and all claims relating to or arising from Mr. Fitzgerald’s employment relationship with Proxim (or any of its affiliated companies) and the termination of that relationship;

(ii)            any and all claims relating to, or arising from, Mr. Fitzgerald’s right to purchase, or actual purchase of shares of stock of Proxim (or any of its affiliated companies), including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(iii)            any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(iv)            any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act; the California Fair Employment and Housing Act; and Labor Code section 201, et seq. and section 970, et seq.;

(v)            any and all claims for violation of the federal, or any state, constitution;

(vi)            any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(vii)            any and all claims for attorneys’ fees and costs.

This release does not apply to any claims relating solely to indemnification, contribution, or insurance coverage.  Mr. Fitzgerald acknowledges and agrees that, without the release of claims set forth herein, he would not receive the payments and benefits set forth in this Agreement.

(b)            Mr. Fitzgerald understands and agrees that, except as set forth therein, Section 6(a) above is a full and final release covering all known as well as unknown or unanticipated debts, claims, or damages Mr. Fitzgerald may have against the Releasees.  Mr. Fitzgerald represents that he is not aware of any claims against any of the Releasees.  Mr. Fitzgerald acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542.  Therefore, Mr. Fitzgerald hereby expressly waives any and all rights or benefits which he may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows (or any other statute or common law principle with a similar effect):

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(c)            Notwithstanding the release of claims set forth in this Agreement, it is expressly understood that nothing in this Agreement will prevent Mr. Fitzgerald from filing a charge of discrimination with the Equal Employment Opportunity Commission or any of its state or local deferral agencies, or participating in any investigation by the Equal Employment Opportunity Commission or any of its state or local deferral agencies, although Mr. Fitzgerald understands that by signing this Agreement, Mr. Fitzgerald waives the right to recover any damages or to receive other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local deferral agency on behalf of Mr. Fitzgerald.

(d)            Nothing in this Agreement prevents or precludes Mr. Fitzgerald from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

(e)            Nothing in this Agreement modifies Proxim’s obligations to Mr. Fitzgerald for any claims for indemnification or contribution, if any.

7.          Opportunity to Review.  Mr. Fitzgerald acknowledges that Mr. Fitzgerald has been given a reasonable period of at least twenty-one (21) days in which to consider this Agreement prior to signing.  Mr. Fitzgerald acknowledges that, if Mr. Fitzgerald decides to execute this Agreement prior to the expiration of the twenty-one (21) day period, it is solely Mr. Fitzgerald’s decision and Proxim has not induced Mr. Fitzgerald to do so.

8.          Careful Review and Understanding of Agreement.  Mr. Fitzgerald represents that Mr. Fitzgerald has read carefully and fully understands the terms of this Agreement.

9.          Opportunity to Consult with Counsel.  Mr. Fitzgerald acknowledges and represents that Mr. Fitzgerald has been advised to, and has had the opportunity to, consult with counsel of Mr. Fitzgerald’s choice prior to signing this Agreement.

10.        Free and Voluntary Act.  Mr. Fitzgerald represents that Mr. Fitzgerald is entering into this Agreement freely and voluntarily.

11.        Opportunity to Revoke; Effective Date.  Mr. Fitzgerald will have up to seven (7) days following Mr. Fitzgerald’s signing of this Agreement and delivering it to Proxim to revoke Mr. Fitzgerald’s acceptance by so notifying Proxim in writing.  If Proxim does not receive a written revocation during that seven day period, this Agreement will automatically take effect on the eighth (8th) day following Mr. Fitzgerald’s signing and delivery of it, which eighth (8th) day will be the Effective Date.  Notwithstanding any other provision of this Agreement to the contrary, all obligations of Proxim under this Agreement are contingent upon the occurrence of, and shall not bind Proxim until, the Effective Date.

12.        Continuation of Agreements.  Mr. Fitzgerald and Proxim agree that the provisions of Sections 9, 10, 11, 13 and 14 of the Employment Agreement shall survive the termination of Mr. Fitzgerald’s employment and remain in force and effect.  Mr. Fitzgerald specifically acknowledges that any other agreements entered into by him with Proxim or its affiliates relating to inventions, non-competition, restrictive covenants, and confidential and/or proprietary information remain in full force and effect in accordance with their terms.

13.        Governing Law.  This Agreement will be governed by, and interpreted and construed for all purposes under, the internal laws of the Commonwealth of Virginia.

14.        Arbitration.  Any controversy or claim arising out of or relating to this Agreement shall be settled exclusively by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect, conducted by a panel of three (3) arbitrators, either mutually agreed upon by the parties or selected in accordance with the AAA Rules, and judgment on any award rendered by the arbitrator(s) may be entered in any court having proper jurisdiction.  This Section 14 does not limit a party’s right to seek preliminary injunctive or other equitable relief from a court or an arbitrator pending arbitral determination of controversies or claims under this Section 14.   Each party to the dispute shall be responsible for its own cost of the arbitration, including attorney fees pertaining to the dispute.  Further, Proxim will continue to provide Mr. Fitzgerald with benefit coverage during the arbitration proceedings to the extent otherwise required by this Agreement.

15.        Amendment and Waiver.  This Agreement may be amended, and any provision of this Agreement may be waived, only by a writing signed by Mr. Fitzgerald and a duly authorized officer of Proxim.  No waiver of any breach or rights shall be deemed a waiver of any subsequent breach or rights.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be signed as of the date first written above.

Proxim Wireless Corporation By: /s/ David L. Renauld Name: David L. Renauld Title: Vice President Date: February 25, 2008	/s/ Robert E. Fitzgerald Name: Robert E. Fitzgerald Date: February 25, 2008
Signature witnessed by: /s/ Joyce F. DeHaven Witness Name (printed): Joyce F. DeHaven

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